EXHIBIT 99.3

SELECTED CONSOLIDATED FINANCIAL DATA
(in thousands, except share, per share and ratio data)

     You should read the selected consolidated financial data set forth below in conjunction with the consolidated financial statements and related notes incorporated by reference in this offering circular. The following table sets forth the selected consolidated financial data for each of the fiscal years indicated and for the three months ended September 30, 2003 and September 30, 2004. Results for the three months ended September 30, 2004 are not necessarily indicative of results that may be expected for the entire year. The “as adjusted” column of the balance sheet data gives effect to the receipt of the net proceeds from the sale of the notes in this offering and the application of a portion of the proceeds to repay the current amounts outstanding under our credit facility.

	Fiscal Year Ended June 30,			Three Months Ended September 30,
	2002	2003	2004	2003	2004
				(unaudited)
Income Statement Data:
Net sales (1)	$16,901	$21,076	$39,561	$5,973	$27,710
Cost of sales	10,654	13,269	25,372	3,725	18,317

Gross profit (2)	6,247	7,807	14,189	2,248	9,393

Selling, general and administrative expenses (3)	5,247	6,781	10,866	1,781	5,877
Amortization expense	61	58	119	12	82

Operating profit	939	968	3,204	455	3,434

Other income (expense):
Interest income	—	3	22	—	16
Interest expense	(141)	(84)	(52)	(11)	(7)
Other	7	17	18	—	49

Total other income (expense)	(134)	(64)	(12)	(11)	58

Income before income taxes	805	904	3,192	444	3,492

Income tax provision (benefit)	—	(350)	1,308	175	1,420

Net income	$805	$1,254	$1,884	$269	$2,072

Weighted average number of shares outstanding:
Basic	4,225,213	4,225,784	6,324,950	4,290,603	9,908,227

Diluted	4,669,008	4,669,574	7,571,910	5,779,308	10,102,793

Net income per share common stock — basic	$0.19	$0.30	$0.30	$0.06	$0.21

Net income per share common stock — diluted	$0.17	$0.27	$0.25	$0.05	$0.21

Other Financial Information:
Ratio of earnings to fixed charges (4)	6.7 x	11.7 x	61.9 x	42.5 x	510.4 x
Capital expenditures	$166	$222	$216	$24	$151
Depreciation expense	$187	$184	$241	$48	$90

	As of September 30, 2004
	Actual	As Adjusted
Balance Sheet Data:	(unaudited)
Cash and cash equivalents	$3,341	$40,181
Working capital	21,470	58,311
Total assets	57,601	97,091
Long-term debt, net of current portion (5)	936	40,427
Stockholders’ equity	42,903	42,903

(1)	Net sales growth from fiscal year 2003 to fiscal year 2004 includes approximately $13.8 million in net sales from businesses acquired. Net sales growth from the fiscal quarter ended September 30, 2003 to the fiscal quarter ended September 30, 2004 includes approximately $20.9 million in net sales from businesses acquired.

(2)	In fiscal 2004, businesses acquired contributed a combined gross profit of $4.7 million. In the fiscal quarter ended September 30, 2004, businesses acquired contributed a combined gross profit of $6.8 million.

(3)	The increase in selling, general and administrative expenses from fiscal year 2003 to fiscal year 2004 includes approximately $3.3 million in expenses from businesses acquired. The increase in selling, general and administrative expenses from the fiscal quarter ended September 30, 2003 to the fiscal quarter ended September 30, 2004 includes approximately $3.8 million in expenses from businesses acquired.

(4)	For the purposes of calculating the ratio of earnings to fixed charges, “earnings” represents income from continuing operations before income taxes, plus fixed charges. “Fixed charges” consist of interest expense, including amortization of debt issuance costs and that portion of rental expense considered to be a reasonable approximation of interest. On a pro forma basis, after giving effect to this offering, our ratio of earnings to fixed charges for the periods ending June 30, 2004 and September 30, 2004 would have been 2.4x and 7.0x, respectively.

(5)	As of September 30, 2004, long-term debt, net of current portion, consisted of approximately $509 thousand outstanding under our credit facility and approximately $427 thousand in notes payable related to acquisitions. We intend to use a portion of the net proceeds of this offering to repay all currently outstanding principal and accrued interest under our credit facility, the principal balance of which was $1.2 million as of November 22, 2004. See “Use of Proceeds.”